                                                                   Exhibit 10.68


                            1997 STOCK INCENTIVE PLAN
                                       OF
                                  AMETEK, INC.

                           RESTRICTED STOCK AGREEMENT


      RESTRICTED STOCK AGREEMENT ("Agreement"), made as of December 15, 2000, by and between AMETEK, Inc., a Delaware corporation (the "Company"), and Frank S. Hermance (the "Recipient").

                            W I T N E S S E T H :
      WHEREAS, the Company has adopted the 1997 Stock Incentive Plan of AMETEK, Inc. (the "Stock Incentive Plan"), pursuant to which the Stock Option Committee of the Board of Directors of the Company (the "Committee") may, inter alia, award shares of the Company's common stock, $0.01 per share ("Shares") to such key employees of the Company as the Committee may determine, and subject to such terms, conditions and restrictions as the Committee may deem advisable; and

      WHEREAS, pursuant to the Stock Incentive Plan, the Committee has awarded to the Recipient a restricted stock award, subject to the terms, conditions and restrictions set forth in the Stock Incentive Plan and in this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      FIRST: Pursuant to the Stock Incentive Plan, the Recipient has been awarded on December 15, 2000 (the "Award Date"), a restricted stock award with respect to

110,000 Shares (the "Restricted Stock Award", and such Shares, the "Restricted Shares"), subject to the terms, conditions and restrictions set forth in the Stock Incentive Plan and in this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the same meanings as defined in the Stock Incentive Plan.

      SECOND: The purchase price for the Restricted Shares shall be $0.01 per Share, payable in cash, or by check to the order of the Company, no later than March 15, 2001.

      THIRD: The Restricted Shares shall become nonforfeitable on the earliest to occur of:

                  (a) December 15, 2006 if the Recipient is in the continuous employ of the Company (or any successor or Affiliate of the Company) through such date;

                  (b) the death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) of the Recipient; or

                  (c) the fair market value of a Share equaling or exceeding $40.00 on each of five [5] consecutive trading days occurring during the period beginning December 16, 2000 and ending December 15, 2005. For purposes hereof, notwithstanding any other provision of the Stock Incentive Plan, the fair market value of a Share on any given day shall be the closing price on that day on the stock exchange or market on which the Shares are primarily traded.

Unless the Restricted Shares shall have become nonforfeitable pursuant to subparagraph (c), above, if the Recipient shall voluntarily or involuntarily leave the employ of the Company and its Affiliates prior to December 15, 2006, the Restricted Shares (and any dividends, distributions and adjustments retained by the Company with respect thereto) shall be forfeited and the consideration paid pursuant to paragraph SECOND of this Agreement shall be returned to the Recipient.

      FOURTH: Notwithstanding anything to the contrary set forth herein, if the Recipient shall be entitled to any payment from the Company pursuant to the terms of the Termination and Change of Control Agreement between Recipient and the Company dated as of December 15, 2000, as the same may be amended from time to time ("Termination Agreement"), and the payment is measured in whole or in part by the value of any of the Restricted Shares subject to this Agreement, then that number of Restricted Shares with respect to which a payment is due to Recipient under the terms of the Termination Agreement (and any dividends, distributions and adjustments retained by the Company with respect to such number of Restricted Shares) shall be forfeited and the consideration paid pursuant to paragraph SECOND of this Agreement with respect to such forfeited Restricted Shares shall be returned to the Recipient. In such event, the remaining Restricted Shares (together with any dividends, distributions and adjustments retained by the Company with respect to such remaining Restricted Shares), if any, shall continue to constitute Restricted Shares subject to the terms of this Agreement and the Plan.

      FIFTH: Restrictions shall be imposed on a transfer of the Restricted Shares, and the Company shall place a stop order with the Transfer Agent against any transfer of such Shares and shall retain the stock certificate representing such Shares, until such time as the Restricted Shares shall become nonforfeitable in accordance with Paragraph THIRD. Prior to the lapse of the restrictions on the transferability of the Restricted

Shares, the Recipient shall have all other rights and privileges of a beneficial and record owner with respect to such Shares, including, without limitation, voting rights and the right to receive dividends, distributions and adjustments with respect to such Shares; provided, however, that any dividends, distributions and adjustments with respect to the Restricted Shares, plus interest credited on any such dividends, shall be retained by the Company for the Recipient's account and for delivery to the Recipient, together with the stock certificate representing such Shares, only as and when such Restricted Shares have become nonforfeitable. For purposes of this paragraph FIFTH, interest shall be credited from the date a dividend with respect to the Restricted Shares is made to the date on which the Employer distributes such amounts to the Recipient, at the 10-year Treasury Note rate, plus one and one-half percent (1-1/2%), as such rate is set forth in the Wall Street Journal as of the first business day of each calendar quarter.

      SIXTH: If prior to the expiration or lapse of all of the restrictions and conditions on the Restricted Shares under this Agreement, there shall be declared and paid a stock dividend upon the Restricted Shares or if the Restricted Shares shall be split up, converted, exchanged, reclassified or in any way substituted for, the Recipient shall receive, subject to the same restrictions and conditions as the original Restricted Shares subject to this Agreement, the same securities or other property as are received by the holders of the Company's Shares pursuant to such stock dividend, split up, conversion, exchange, reclassification or substitution; provided, that if prior to the expiration or lapse of all of the restrictions and conditions on the Restricted Shares under this Agreement, more than fifty percent (50%) of the Company's Shares are acquired for cash by a corporation (or other legal entity), the Recipient shall receive, in exchange for the then remaining nonvested Restricted Shares, subject to the same restrictions and conditions as the original Restricted Shares under this Agreement, that number of shares of the common stock of the acquiring entity (or, if the entity does not have common stock, of the class of equity interest in the acquiror which represents its largest equity class), which has the same value as the nonvested Restricted Shares subjected to this Agreement (as determined immediately prior to the acquisition). If the Recipient receives any securities or property of the Company (or any acquiring entity) pursuant to this Paragraph SIXTH, such securities or other property shall thereafter be deemed to be "Shares" and "Restricted Shares" within the meaning of this Agreement. In the event of any transaction to which this Paragraph SIXTH applies (other than a stock dividend), the Committee (or the Company, if the Committee no longer exists) shall adjust the $40.00 price in Paragraph THIRD, subparagraph (c), to take into account the effect of the transaction, subject to the consent of the Recipient; if the parties cannot agree on the adjusted price within ninety (90) days of the transaction, either party may submit the matter to arbitration.

      SEVENTH: If, with respect to the Restricted Shares (and any dividends, distributions and adjustments to such Shares), the Company shall be required to withhold amounts under applicable federal, state or local tax laws, rules or regulations, the Company shall be entitled, at its option, to (i) deduct and withhold such amounts from any cash payment to be made by the Company to the Recipient (whether or not under this Agreement) or to such other person with respect to whom such withholding may arise; (ii) require the Recipient (or such other person) to make payment to the Company in such amount as is required to be withheld, (iii) withhold such number of Restricted Shares as shall have a Fair Market Value, valued on the date on which such withholding requirement arises, equal to the amount required to be withheld or
(iv) withhold the required tax or taxes by using a combination of (i), (ii) and
(iii) above, or by any other reasonable method.

      EIGHTH: The Company and the Recipient each hereby agrees to be bound by the terms and conditions set forth in the Stock Incentive Plan.

      NINTH: Any notices or other communications given in connection with this Agreement shall be sent either by registered or certified mail, return receipt requested, or by overnight mail, or by facsimile, to the indicated address or number as follows:

      If to the Company:      AMETEK, Inc.
                              37 North Valley Road - Building 4
                              P.O. Box 1764
                              Paoli, PA 19301
                              Facsimile:  610-296-3412
                              Attention:  Donna Winquist, General Counsel
                                                and
                                          John Molinelli, Chief Financial
Officer



      If to the Recipient     Frank S. Hermance
                              1300 Meadow Lane
                              Berwyn, PA 19312
                              Facsimile: 610-651-5969;

or to such changed address or number as to which either party has given notice to the other party in accordance with this Paragraph SEVENTH. All notices shall be deemed given when so mailed, or if sent by facsimile, when electronic confirmation of the transmission is received, except that a notice of change of address shall be deemed given when received.

      TENTH: This Agreement, the Stock Incentive Plan and the Termination and Change of Control Agreement constitute the whole agreement between the parties hereto with respect to the Restricted Stock Award.

      ELEVENTH:   This Agreement shall not be construed as creating any
contract of employment between the Company and the Recipient.

      TWELFTH: This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns, and shall inure to the benefit of, and be binding on, the Recipient and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Recipient.

      THIRTEENTH: Except as required by Delaware corporate law, this Agreement shall be subject to, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    AMETEK, INC.


                                    By: /s/ John J. Molinelli
                                        ---------------------------------
                                          John J. Molinelli

                                    /s/ Frank S. Hermance
                                    ---------------------------------
                                    Frank S. Hermance